Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc. and the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc., in the Joint Proxy of Gaming and Leisure Properties, Inc. and Pinnacle Entertainment, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-206649) and Prospectus of Gaming and Leisure Properties, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Las Vegas, Nevada

December 22, 2015